                                                                  Exhibit (p)(4)

                                 CODE OF ETHICS

                                   INCLUDING:

                             STANDARDS OF CONDUCT OF

                            BROWN CAPITAL MANAGEMENT,

                             INC. AND ITS EMPLOYEES

                             STATEMENT OF POLICY ON

                               EMPLOYEE SECURITIES

                                  TRANSACTIONS

                           AND STATEMENT OF POLICY ON

                                 INSIDERTRADING

                       Adopted Effective February 10, 1994

               (C) Copyright 1994, Brown Capital Management, Inc.,
                               All Rights Reserved




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                                 CODE OF ETHICS

                                       OF

                         BROWN CAPITAL MANAGEMENT, INC.

                                TABLE OF CONTENTS

TOPIC

 GENERAL POLICY STATEMENT .................................................. 1
         Purpose and Scope of Code of Ethics................................ 1
         Who is Subject to the Code ........................................ 1
         Brown Capital's Status as a Fiduciary ............................. 1
         What the Code Does Not Cover ...................................... 1
         Compliance with the Code .......................................... 2
         Questions Regarding the Code
            Administration of the Code...................................... 2
STATEMENT OF CONDUCT OF BROWN CAPITAL AND IITS EMPLOYEES.................... 3
         Conflicts of Interest ............................................. 3
                  Relationships with Profitmaking Enterprises
                     Including Investment Clubs............................. 3
                  Service with Nonprofitmaking Enterprises.................. 4
                  Relationships with Financial Service Firms................ 4
         Confidentiality.................................................... 4
                  Internal Operating Procedures and Planning................ 5
                  Clients and Brown Capital Mutual Fund
                  Shareholders.............................................. 5
                  Investment Advice......................................... 5
                  Investment Research....................................... 6
         Illegal Payments................................................... 6
         Policy Regarding Acceptance of Gifts and Gratuities................ 6
                  Gifts..................................................... 6
                  Entertainment............................................. 6
         Research Trips..................................................... 7
         Political Activities .............................................. 7
         Protection of Corporate Assets..................................... 7
         Quality of Services................................................ 7
         Record Retention................................................... 7
         Referral Fees...................................................... 8
         Release of Information to the Press................................ 8
         Responsibility to Report Violations................................ 8
         Service as Trustee, Executor or
           Personal Representative.......................................... 8
         Speaking Engagements and Publications.............................. 8
         Trading in Securities with Material, Non-Publ1c
           Information ..................................................... 9
         Understanding as to Client's Accounts and
           Company Records at Time of Employee, Termination................. 9
STATEMENT OF POLICY ON EMPLOYEE SECURITIES TRANSACTIONS.....................10
STATEMENT OF POLICY ON INSIDER TRADING......................................21


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-------------------------------------------------------------------------------

                                 CODE OF ETHICS

                                       OF

                         BROWN CAPITAL MANAGEMENT, INC.

                            GENERAL POLICY STATEMENT

-------------------------------------------------------------------------------

Purpose and Scope of the Code of Ethics. In recognition of Brown Capital Management, Inc.'s ("Brown Capital") commitment to maintain the highest standards of professional conduct and ethics, the firm's Board of Directors has adopted this Code of Ethics (the "Code") which composed of:

1. Standards of Conduct of Brown Capital Management, Inc. and Employees (the "Standards of Conduct");

2. Statement Of Policy on Employee Securities Transactions (the "Employee Securities Transactions Statement"); and

3.   Statement of Policy on Insider Trading (the "Insider Trading Statement").

The purpose of this Code is to help preserve our most valuable asset - the reputation of Brown Capital and its employees.

WHO IS SUBJECT TO THE CODE. Brown Capital, its officers, directors and employees are all subject to the Code.

BROWN CAPITAL'S STATUS AS A FIDUCIARY. Simply stated, the primary responsibility of Brown Capital as an investment adviser is to render to its clients on a professional basis unbiased and continuous advice regarding their investments. As an investment adviser, Brown Capital has a fiduciary relationship with all of its clients, which means that it has an absolute duty of undivided 1oyalty, fairness and good faith toward its clients and mutual fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests.

WHAT THE CODE DOES NOT COVER. The Code was not written for the purpose of covering all policies, rules and regulations to which Brown Capital personnel may be subject. Rather it is intended only to address certain legal, ethical and other related considerations which are unique to firms engaged in the investment advisory business. Accordingly, Brown Capital reserves the right to adopt in the future additional polices, regulations and guidelines to which its employees will be subject.

COMPLIANCE WITH THE CODE. Strict compliance with the provisions of the Code is considered a basic condition of employment with the firm. An employee may be required to surrender any profit realized from a transaction which is deemed to be in violation of the Code. In addition, any breach of the Code may constitute grounds for disciplinary action, including dismissal from employment.

QUESTIONS_REGARDING THE CODE; ADMINISTRATION OF THE CODE. All questions regarding the Code should be directed to Brown Capital's Compliance Officer. In situations requiring interpretation or any other ruling or determination regarding the Code, the Compliance Officer will consult with, or refer the matter to, the Ethics Committee of Brown Capital's Board of Directors. The Ethics Committee may, in the exercise of its discretion, refer issues arising under the Code to the full Brown Capital Board of Directors. Any determination regarding the Code made by the Ethics Committee or the Board of Directors, as the case may be, shall be final, binding and conclusive for all purposes of every nature, kind and description whatsoever.


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-------------------------------------------------------------------------------
                              STATEMENT OF CONDUCT

                                       OF

                         BROWN CAPITAL AND ITS EMPLOYEES

-------------------------------------------------------------------------------

CONFLICTS OF INTEREST. Brown Capital has a fiduciary relationship with all of its clients, which means that it has an absolute duty, of undivided loyalty, fairness and good faith toward its clients and mutual fund shareholders. This duty imposes an obligation on all Brown Capital personnel to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests. As an employee of Brown Capital, you are expected to conduct all of your affairs in a manner which serves to promote and enhance the reputation of Brown Capital. While achieving this result usually involves no more than the exercise of good judgment, set forth, below Is a discussion of some of the guidelines Brown Capital expects you to follow (the "Statement of Conduct").

         Relationships with Profitmaking Enterprises, - Including Investment Clubs. A conflict may occur when an employee of Brown Capital is also employed by another firm, directly or as a consultant; has a direct financial interest in another firm; has an immediate family financial interest in another firm; or, is a director, officer or partner of another firm.

         Employees of our firm sometimes serve as directors, officers, partners, or in other capacities with profitmaking enterprises not related to Brown Capital or its mutual funds. Employees are generally prohibited from serving as officers or directors of corporations which are approved or are likely to be approved for purchase in our firm's client accounts.

         An employee who is contemplating obtaining an interest that might conflict or appear to conflict with the interests of Brown Capital, such as accepting an appointment as a director, officer or partner of an outside profitmaking enterprise or forming or participating in a stock or investment club, must receive the prior approval of the Compliance Officer. Upon review by the Compliance Officer, the employee will be advised of the decision. In addition, transactions through investment clubs are subject to the firm's Employee Securities Transactions Statement. Decisions by the Compliance Officer regarding outside directorships in profitmaking enterprises will be reviewed by the Ethics Committee before becoming final. Outside business interests that will not conflict or appear to conflict with the interests of the firm need not be reviewed by the Compliance Officer, but must be approved by the employee's supervisor.

         Certain employees may serve as directors or as members of committees of the Board of Directors or in similar positions for non-public, for-profit entities in connection with their professional activities at Brown Capital. An employee must obtain the permission of the Compliance Officer before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the Ethics Committee.

         Service with Nonprofitmaking Enterprises. Brown Capital encourages its employees to become involved in community programs and civic affairs. However, employees should not permit such activities to affect the performance of their job responsibilities. Approval by the Compliance Officer must be obtained before an employee accepts a position as a trustee or member of the Board of Directors of any non-profit organization.

         Relationships with Financial Service Firms. In order to avoid any actual or apparent conflicts of interest, employees are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities which are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. This, however, is not meant to prevent employees from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to normal prior clearance and reporting procedures, set forth elsewhere in this Code. This policy does not preclude an employee from engaging an outside investment adviser to manage his or her assets.

         If any member of an employees immediate family is employed by, has a partnership interest in, or has an equity interest of 0.5% or more in a broker/dealer, investment adviser or other company engaged in the mutual fund industry, such relationship must be reported to the Compliance Officer.

CONFIDENTIALITY. The exercise of confidentiality extends to four major areas of our operations: internal operating procedures and planning; clients and mutual fund shareholders; investment advice; and investment research.

Internal Operating Procedures and Planning. During the years we have been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, we feel these methods give us an advantage over our competitors, and we do not want these ideas disseminated outside our firm. Accordingly, employees should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with your supervisor before it is released.

Clients and Brown Capital Mutual Fund Shareholders. In many instances, when clients subscribe to our services, we ask them to disclose fully their financial status and needs. This is done only after we have assured them that every member of our organization will hold this information in the strictest of confidences. It is essential that we respect and honor their trust. A simple rule for employees to follow is that the names of our clients or fund shareholders or any information pertaining to, their investments must never be divulged to anyone outside the firm, not even to members of their immediate families.

Investment Advice. Because of the fine reputation our firm enjoys, there is a great deal of public interest in what we are doing in the market. There are two major considerations that dictate why we must not provide investment "tips":

o From the point of view of our clients, it is not fair to give other people information which clients must purchase.

o From the point of view of the firm, it is not desirable to create an outside demand for a stock when, we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

In light of these considerations, employees must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or mutual funds.

The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of the Securities Transactions Statement. Under no circumstances should an employee receive compensation directly or indirectly (other than from Brown Capital) for rendering advice to either clients or nonclients.

INVESTMENT RESEARCH. Any report circulated by a research analyst with the word "confidential" stamped on the first page is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except our clients where appropriate.

Employees must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be destroyed and disposed of properly.

ILLEGAL PAYMENTS. State, federal and foreign laws prohibit the payment of bribes, kickbacks or other illegal gratuities or payments by or on behalf of Brown Capital. Brown Capital, through its policies and practices, is committed to comply fully with these laws.

POLICY REGARDING ACCEPTANCE OF GIFTS AND GRATUITIES. The firm, as well as its employees and members of their families, should not accept gifts, gratuities or other accommodations from business contacts, brokers, securities salespersons, approved companies, suppliers, clients, or any other individual or organization with whom our firm has a business relationship which might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position.

         Gifts. Personal contacts may lead to gifts which are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are made or received.

         Under no circumstances may employees accept gifts, from business contacts in the form of cash or cash equivalents. There may be an occasion where it might be awkward to refuse a token expression of appreciation given in the spirit of friendship. In such cases, the value should not exceed $100 from any one source in any given 12-month period. Gifts received which are unacceptable according to this policy must be returned to the donors.

         Entertainment. Our firm's $100 limit on gifts set forth above not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However this limitation does not apply to dinners, sporting events and other activities which are a normal part of a business relationship.

RESEARCH TRIPS. Attendance at any and all research conferences, tours of portfolio companies facilities, or meetings with the management of such companies, and all arrangements and understandings regarding the payment of any and all travel, lodging, food and any other related expenses must be approved in advance by the Compliance Officer.

POLITICAL ACTIVITIES. Employees are encouraged to participate and vote in all federal, state and local elections. No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without the written approval of the Compliance Officer. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

PROTECTION OF CORPORATE ASSETS. All employees are responsible for taking measures to insure that Brown Capital's assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as: proprietary research or marketing information; corporate trademarks and servicemarks; and copyrights.

QUALITY OF SERVICES. It is a continuing policy of Brown Capital to provide investment products and services which: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner which insures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all Securities and Exchange Commission (the "SEC"), state and other applicable rules and regulations.

The quality of Brown Capital's investment products and services and operations enhances our reputation, productivity, profitability and market position. Brown Capital's goal is to be a quality leader and to create conditions that allow and encourage all employees to perform their duties in. an efficient, effective manner.

RECORD RETENTION. Under various federal and state laws and regulations, Brown Capital is required to produce, maintain and retain various records, documents and other written communications. Each employee is responsible for adhering to Brown Capital's record maintenance and retention policies.

REFERRAL FEES. Federal securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (e.g., brokers, registered representatives or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). No arrangements should be entered into obligating Brown Capital or any employee to pay a referral fee unless approved by the Compliance Officer.

RELEASE OF INFORMATION TO THE PRESS. All requests for information from the media concerning Brown Capital's corporate affairs, mutual funds, investment services, investment philosophy and policies, and related subjects should be referred to the Compliance Officer for reply. Investment, professionals who are contacted directly by the press concerning a particular fund's investment strategy or market outlook may use their own discretion, but are advised to check with the Compliance Officer if they do not know the reporter or feel it may be inappropriate to comment on a particular matter.

RESPONSIBILITY TO REPORT VIOLATIONS. Every employee who becomes aware of a violation of this Code is encouraged to report, on a confidential basis, the violation to his or her supervisor it is Brown Capital's policy that no adverse action will be taken against any employee who reports a violation in good faith. If the supervisor appears to be involved in the wrongdoing, the report should be made to the Compliance Officer.

SERVICE AS TRUSTEE, EXECUTOR OR PERSONAL REPRESENTATIVE. Employees may serve as trustees, co-trustees, executors or personal representatives for the estates of or trusts created by close family members. Employees may also serve in such capacities for estates or trusts created by nonfamily members. However, if an employee expects to be actively involved in an investment capacity in connection with an estate or trust created by a nonfamily member, he or she must first be granted permission by the Compliance Officer. If an employee serves in any of these capacities, securities transactions effected in such accounts will be subject to the prior approval and reporting requirements of our Securities Transactions Statement.

SPEAKING ENGAGEMENTS AND PUBLICATIONS. Employees are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty with our organization. This is encouraged by the firm, as it enhances our public relations, but you should obtain approval from your supervisor before you accept such requests. Before making any commitment to write or publish any article or book on a subject related to investments or your work at Brown Capital, approval should be obtained from your supervisor.

TRADING IN SECURITIES WITH MATERIAL, NON-PUBLIC INFORMATION. The purchase or sale of securities while in possession of material, non-public information is strictly prohibited by state and federal laws. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it may be reasonably expected to affect the decision of a reasonable person to buy, sell or hold stock in a company. Under no circumstances may an employee transmit such information to any other person, except to other employees who are required to be kept informed on the subject. All employees should read carefully and understand fully the Insider Trading Statement included elsewhere in this Code.

UNDERSTANDING AS TO CLIENTS' ACCOUNTS AND COMPANY RECORDS AT TIME OF EMPLOVEE TERMINATION. The accounts and all related records, materials and other information of every nature kind and description and in any form or medium whatsoever of both clients and mutual fund shareholders are the sole property of Brown Capital. This applies to all clients for whom Brown Capital acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. Except as may otherwise expressly be agreed to in writing at the time of any termination whatsoever of employment with Brown Capital, an employee must: (1) surrender to Brown Capital in good condition any and all materials, reports or records (including all copies in his possession or subject to his control) developed by him or any other person which are considered confidential information of Brown Capital (except copies of any research material in the production of which the employee participated to a material extent); and (2) refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by Brown Capital to be confidential.

-------------------------------------------------------------------------------
                               STATEMENT OF POLICY

                                       ON

                        EMPLOYEE SECURITIES TRANSACTIONS

-------------------------------------------------------------------------------


BACKGROUND INFORMATION

LEGAL REQUIREMENT. In accordance with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Investment Company Act of 1940 (the "Company Act"), the Investment Advisers Act of 1940 (the "Advisers Act"), and the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Enforcement Act"), Brown Capital has adopted this Statement of Policy on Employee Securities Transactions (the "Securities Transactions Statement").

BROWN CAPITAL'S FIDUCIARY POSITION. As an investment adviser, Brown Capital is in a fiduciary position which requires it to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of Brown Capital or its employees in conflict with the interests of clients.

PURPOSE OF SECURITIES TRANSACTIONS STATEMENT. The Securities Transactions Statement was developed to help guide Brown Capital and its employees in the conduct of their personal investments and in order to: (i) prevent, as well as detect, the misuse of material, non-public information; (ii) eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal; and (iii) avoid situations where it might appear that Brown Capital or any of its officers, directors or employees had personally benefited at the expense of a client or fund shareholder. Employees are urged to consider the reasons for the adoption of this Securities Transactions Statement. Brown Capital's reputation could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duty Brown Capital owes to its clients.

In order to achieve the goals set forth above, this Securities Transactions Statement contains two broad requirements: (l) subject to limited stated exceptions, all securities transactions must receive prior clearance from the Compliance Officer; and (2) all securities transactions must be promptly reported in writing to the Compliance Officer.

QUESTIONS ABOUT THE SECURITIES TRANSACTIONS STATEMENT. Employees are urged to seek the advice of the Compliance Officer when they have questions as to the application of this Securities Transactions Statement to their individual circumstances.

PERSONS SUBJECT TO SECURITIES TRANSACTIONS STATEMENT. The provisions of this Securities Transactions Statement (including the prior clearance and reporting requirements) apply to:

        Brown Capital Personnel. Each officer, inside director and employee of Brown Capital and its subsidiaries.

        Retired Brown Capital Employees. Retired employees of Brown Capital who continue to receive investment research information from Brown Capital.

        Independent Directors of Brown Capital. Directors of Brown Capital who are neither officers nor employees of Brown Capital. However, they are subject to modified reporting requirements and are exempt from prior clearance requirements.

TRANSACTIONS SUBJECT TO SECURITIES TRANSACTIONS STATEMENT. Except as provided below, the provisions of this Securities Transactions Statement apply to every securities transaction in which an employee has, or by reason of the transaction may acquire, any direct or indirect beneficial ownership interest and over which transaction the employee has direct or indirect control. This includes a right to dividends that is separated or separable from the underlying securities (but not merely the right to dividends alone), and the right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

The concept, of "beneficial ownership" is key. Generally, an employee is considered to have beneficial ownership in securities:

        o   held in his or her name;

        o held in the name of a member of the employee's immediate family who resides with the employee;.

        o held by a trust for which the employee acts as, a trustee; if at least one trust beneficiary is a member of the employee's immediate family;

        o held by a trust of which the employee is a beneficiary where the trustee does not exercise exclusive investment control;

        o held by a general or limited partnership of which the employee is a general partner;

        o held by a general or limited partnership of which the employee is a limited partner, if he or she has some control over portfolio securities held by the partnership; and

        o held by any entity or person (including partnership, corporation or trust) if the employee makes the investment decisions for that entity or person.

If an employee is involved in an investment account for a family situation, trust, partnership, corporation, etc., which the employee feels should not be subject to the Securities Transactions Statement's prior approval or reporting requirements, a request for clarification or exemption may be submitted to the Compliance Officer. An example of this type of situation is where a person has a direct or indirect beneficial interest in an account, but over which the person has no direct or indirect control in the investment management process. Any such request for clarification or exemption should name the account, the interest of the employee in such account, the persons or firms responsible for its management, and the basis upon which the exemption is being claimed.

PRIOR CLEARANCE OF SECURITIES TRANSACTIONS. Except as provided below, employees are required to obtaining prior clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the employee has, or by reason of such transaction may acquire, any beneficial interest. Prior clearance must be obtained without regard to the manner in which the transaction is effected. Receiving prior clearance does not relieve employees from conducting their personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, non-public information, and with applicable law, including the prohibition on "front running".

 If an employee, has been denied prior clearance he or she may apply to the Ethics Committee for a waiver. All such requests must be in writing and must fully describe the basis upon which the waiver is being requested.

From time to time the Compliance officer may circulate a list of companies (the "Restricted List") in which Brown Capital, its employees and clients are prohibited from investing due to the fact that Brown Capital possesses material, non-public information concerning such companies. Such list is provided merely to alert Brown Capital personnel of the identity of such companies as a pre-emptive matter and in no way relieves the separate and independent duty of Brown Capital personnel to obtain clearance from the Compliance Officer for all securities transactions. See the Insider Trading Statement appearing elsewhere in this Code.

        Transactions Exempt From Prior Clearance Requirements. All securities transactions must receive prior clearance except the following:

        o OPEN-END MUTUAL FUNDS. Purchases or redemptions of shares of any open-end investment companies, including any shares of the Brown Capital Mutual Funds.

        o U.S. GOVERNMENT OBLIGATIONS. Purchases or sales of direct obligations of the U.S. Government.

        o PRO RATA DISTRIBUTIONS. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

        o MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

        o PAYROLL DEDUCTION PLANS. Purchases by an employee's spouse pursuant to a payroll deduction plan, provided the Compliance Officer is notified by the employee that the spouse is participating in the payroll deduction plan.

        o EXERCISE OF STOCK OPTION OF CORPORATE EMPLOYER BY SPOUSE. Transactions involving the exercise by an employee's spouse of a stock option issued by the corporation employing the spouse.

        o SYSTEMATIC INVESTMENT PLANS. Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided the Compliance Officer is notified by the Employee that he or she is participating In the plan.

        o   GIFTS. The giving of or receipt of as a security as a gift.

        Procedure for Obtaining Prior Clearance. Requests for prior clearance may be made orally or in writing to the Compliance Officer, which will be responsible for processing and maintaining the records of all such requests. All requests must indicate the name of the security, the number of shares or amount of bond involved, whether a foreign security is involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale or short sale. Responses to all requests will be made by the Compliance Officer on a standard form documenting the request and its approval/disapproval. The requesting employee will receive the original of the form for record keeping purposes.

        Requests will normally be processed on the same day; however, additional time may be required for prior clearance of transactions in foreign securities.

        Effectiveness of Prior Clearance. Prior clearance of a securities transaction is effective for three (3) business days from and including the date the clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained.

        Reasons for Disallowing Proposed Transactions. A proposed security transaction will be disapproved if:

        PENDING CLIENT ORDERS. Orders have been placed by Brown Capital to purchase or sell the security and the market price of the security is within 10% of the order price to purchase or sell.

        PURCHASES AND SALES WITHIN TWO (2) BUSINESS DAYS. The security has been purchased or sold by any client of Brown Capital within two (2) business days immediately prior to the date of the proposed transaction. If all clients have eliminated their holdings in a particular security, the 2-day restriction is not applicable to an employee's transactions in the security.

        PURCHASES AND/OR SALES BEING CONSIDERED. The security is being actively considered for purchase or sale for the account of a client of Brown Capital even though no order has been placed.

        SECURITIES SUBJECT TO INTERNAL TRADING RESTRICTIONS. The securities limited or restricted by Brown Capital as to purchase or sale for client accounts.

DUPLICATE BROKERAGE CONFIRMATIONS. All employees and inside directors must send a duplicate confirmation with respect to each and every transaction to the attention of Compliance Officer, Brown Capital Management, Inc., 809 Cathedral Street, Baltimore, Maryland 21201.

NOTIFICATION OF BROKER/DEALER ACCOUNTS. All Brown Capital personnel are required to take the following steps in connection with securities accounts maintained with any broker/dealer:

        o Give written notice to Brown Capital before opening or trading in a securities account with another broker/dealer.

        o Obtain approval from Brown Capital before such an account is opened or an initial trade is made.

        o Provide the broker/dealer with written notice of his or her association with Brown Capital.

REPORTING REQUIREMENTS FOR EMPLOYEES.

        Transactions That Must Be Reported. Other than the transactions specified below as exempt, employees and inside directors are required to file with the Compliance Officer a report of the following securities transactions:

            CLEARED TRANSACTIONS. Any transaction that is subject to the prior clearance requirements.

            BROWN CAPITAL MUTUAL FUNDS. The purchase or redemption of shares of Brown Capital Mutual Funds in accounts where notification has not been given to the Compliance Officer of the employee's ownership interest in that account, the account registration and the account number.

            INHERITANCE. Acquisition of securities through, inheritance.

            GIFTS. Acquisition or disposition of securities by gift.

            MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

            PAYROLL DEDUCTION PLANS/SPOUSAL STOCK OPTION. Transactions involving the purchase or exchange of securities by an employee's spouse pursuant to a payroll deduction plan or the exercise by an employee's spouse of a stock option issued by the spouse's employer. Reporting of these transactions need only be made annually.

            SYSTEMATIC INVESTMENT PLANS. Transactions involving the purchase of securities by an Employee pursuant to a systematic investment plan. Reporting of these transactions need only be made annually.

        Transactions Exempt From Reporting. The following transactions are exempt from the reporting requirements:

            MONEY MARKET MUTUAL FUNDS. Purchases or redemptions of shares of any and all money market mutual funds.

            NON-BROWN CAPITAL MUTUAL FUNDS. The purchase or redemption of shares of mutual funds other than Brown Capital Mutual Funds.

            BROWN CAPITAL MUTUAL FUNDS. Purchases or redemptions of shares of the Brown Capital Mutual Funds in any account, provided that the employee has notified the Compliance Officer in writing of his or her interest in such account, giving the account registration and number.

            STOCK SPLITS, DIVIDENDS AND SIMILAR ACQUISITIONS. The acquisition of additional shares of existing corporate holdings through the reinvestment of income dividends and capital gains in mutual funds, stock splits, stock dividends, exercise of rights, exchange or conversion.

            U.S. GOVERNMENT OBLIGATIONS. Purchases or redemptions of direct obligations of the U.S. Government.

        ReportForms. Reports should be made on the form designated "Brown Capital Management, Inc. Employee's Report of Securities Transactions," which is available from the Compliance Officer.

        When Reports are Due. A securities transaction must be reported within ten (10) days after the date on which the employee first gains knowledge of the transaction, except that the reporting of transactions involving the purchase of securities by an employee's spouse pursuant to a payroll deduction plan may be reported annually.

REPORTING REQUIREMENTS OF THE INDEPENDENT DIRECTORS OF BROWN CAPITAL. The independent directors of Brown Capital are subject to the same reporting requirements as employees except that reports need only be filed quarterly.
Specifically: (1) a report, for each securities transaction must be filed with the Compliance Officer no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS

         Without limiting the pre-clearance and reporting requirements regarding securities transactions set forth above, the following provisions address special situations which warrant additional requirements:

         Dealing with Clients. Employees may not, directly or indirectly, sell to or purchase from a client any security. This prohibition does not preclude employees from purchasing and redeeming shares from any mutual fund that is a client of Brown Capital.

         Large Company Exemption. Although subject to prior clearance, transactions involving shares in certain large companies, within the parameters set by the Compliance Officer and Ethics Committee, will be approved under normal circumstances. This exemption applies to transactions involving no more than $10,000 per security per week in securities of companies with market capitalizations of $5 billion or more. In the case of options, an employee may purchase or sell the greater of 5 contracts or sufficient option contracts to control $10,000 in the underlying security. These parameters are subject to change by the Compliance Officer and Ethics Committee.

         Margin Accounts. While brokerage margin accounts are discouraged, employees may open and maintain margin accounts for the purchase of securities provided such accounts are with brokerage firms with which the employee maintains a regular brokerage account.

         New Issues. Employees may purchase securities which are the subject of an underwritten new or secondary issue only if first approved by the Compliance Officer. In making its decision, the Compliance Officer will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code. The Compliance Officer will also determine whether the following conditions have been met:

            1.  The purchase is made through the employee's regular broker;

            2. The number of shares to be purchased is commensurate with the normal size and activity of the employee's account;

            3. The transaction otherwise meets the requirement of the NASD's rules on "free riding" and withholding.

            An employee will not be permitted to purchase in an underwritten new or secondary issue or in the aftermarket for the first five (5) trading days following that issue if the issue involved an affiliate of the firm.

        Investment Clubs. An employee may not form or participate in a stock or investment club unless prior written approval has been obtained from the Compliance Officer. All transactions by such a stock or investment club are subject to the same pre-clearance and reporting requirements applicable to an individual employee's trades. Private Placements. Employees may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior written approval has been obtained from the Compliance Officer.

        Options and Futures.

                Options and Futures on Securities and Indices Not Held By Brown Capital's Clients. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option, or futures activity, such as multiple writings, spreads and straddles, on securities of companies (and options or futures on such securities) which are not held by any of Brown Capital's clients.

                Select Options on Securities of Companies Held by Brown Capital's Clients. With respect to options on securities of companies which are held by any of Brown Capital's clients, employees may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. In addition an employee may purchase uncovered put options or sell uncovered call options if purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the employee if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

                ALL OTHER OPTIONS AND FUTURES HELD BY BROWN CAPITAL'S CLIENTS. Any other option or futures transaction with respect to securities held by any of Brown Capital is clients will be approved or disapproved on a case-by-case basis after due consideration is given as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of Brown Capital's clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

        Short Sales. Employees may not sell any security short which is owned by any client of Brown Capital, except that short sales may be made "against the box" for tax purposes.

        Trading Activity. Employees are discouraged from engaging in a pattern of securities transactions which are either:

               1. So excessively frequent as to potentially impact an employee's ability to carry out his or her assigned responsibilities; or

                2. Involve securities positions which are disproportionate to or inappropriate for the employee's net assets and financial condition.

OWNERSHIP REPORTING REQUIREMENTS - 0.5% OWNERSHIP. If an employee owns more than 1/2 of 1% of the total outstanding shares of a public company (or any company anticipating a public offering of an equity security), he or she must immediately report in writing such fact to the Compliance Officer, providing the name of the publicly owned company and the total number of such company's shares beneficially owned.

CONFIDENTIALITY OF RECORDS. Brown Capital makes every effort to protect the privacy of its employees in connection with ownership and personal securities transaction reports.

SANCTIONS. Strict compliance with the provisions of this Securities Transactions Statement is considered a basic provision of association with Brown Capital. The Compliance Officer is responsible for administering this Securities Transactions Statement. In fulfilling this function, the Compliance Officer will institute such written procedures as it deems reasonably necessary to monitor employees compliance with this Securities Transactions Statement and to otherwise prevent and detect violations. Upon discovering a material violation of this Securities Transactions Statement, the Compliance Officer may impose such sanctions as it deems appropriate and as are approved by the Board of Directors including, among other things, a letter of censure or suspension or termination of employment, and/or officership of the violator. In addition, the violator may be required to surrender to Brown Capital, or to the party or parties it may designate, any profit realized from any transaction which is in violation of this Securities Transactions Statement. All material violations of this Securities Transactions Statement and any sanctions imposed with respect thereto shall be reported to the Board of Directors of Brown Capital and to the Board of Directors of any Brown Capital Mutual Fund with respect to whose securities such violations may have been involved.

--------------------------------------------------------------------------------

                               STATEMENT OF POLICY

                                       ON

                                 INSIDER TRADING

--------------------------------------------------------------------------------


INTRODUCTION. In recent years, "insider trading" has become a top enforcement priority of the SEC. In 1988, the Insider Trading and Securities Fraud Enforcement Act. (the "Enforcement Act") was signed into law. The Enforcement Act has had a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Enforcement Act does not provide a statutory definition of "insider trading," it contains major changes to the previous law. Specifically, the Enforcement Act:

        Written Procedures. Adds new sections to federal securities laws to require SEC registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

        Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other "controlling persons" who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other "controlled persons." Persons who directly or indirectly control violators, including entities such as Brown Capital and their officers and directors, now face penalties up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

        Criminal Penalties. Increases the penalties for criminal securities law violations:

        o   Maximum jail term -- from five to 10 years;

        o   Maximum criminal fine for Individuals from $100,000 to $1,000,000;

        o   Maximum criminal fine for entities -- from $500,000 to $2,500,000.

        Private Right of Action. Establishes a new statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

        Bounty Payments. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, up to 10% of the penalty imposed.

PURPOSE OF INSIDER TRADING STATEMENT. The purpose of this Statement of Policy on Insider Trading (the "Insider 'Trading Statement") Is to comply with the Enforcement Act's requirement to establish, maintain, and enforce written, procedures designed to prevent insider trading. This

Insider Trading Statement explains: (I) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibitions; (III) the obligations of each employee of Brown Capital in the event he or she comes into possession of material, non-public information; and (iv) the firm's educational program regarding insider trading. Brown Capital has separately adopted a Securities Transactions Statement which generally requires all Brown Capital personnel both to obtain prior clearance with respect to all their personal securities transactions and also to report such transactions on a timely basis to management.

THE BASIC INSIDER TRADING PROHIBITION. The "insider trading" doctrine under federal securities laws generally prohibits any person whatsoever from:

o trading in a security while in possession of material, nonpublic information regarding the security;

o   tipping such information to others;

o recommending the purchase or sale of securities while in possession of such information;

o   assisting someone who is engaged in any of the above activities.

Thus, "insider trading" is not limited to insiders of the company whose securities are being traded. It applies to anyone in possession of such information and can include non-insiders, such as investment analysts, portfolio managers and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who "tip" material, non-public information or recommend transactions in securities to others while in possession of such information.

POLICY OF BROWN CAPITAL ON INSIDER TRADING. It is the policy of Brown Capital to forbid any of their officers, directors, or employees, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in its proprietary accounts or on behalf of others (including mutual funds and private accounts), or communicating material, non-public information to others in violation of federal securities laws.

"NEED TO KNOW" POLICY. All information regarding planned, prospective or ongoing securities transactions by Brown Capital must be treated as confidential. Such information must be confined, even within the firm, to only those individuals who must have such information in order for Brown Capital to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

SANCTIONS. Severe penalties for trading on material, non-public information exist, both for the individuals involved and their employers. An employee of Brown Capital who violates the insider trading laws, can be subject to some or all of the penalties described, below, even if he or she does not personally benefit from the violation:

    o   Jail sentences;

    o   Criminal fines;

    o   Triple money damages;

    o   Injunctions;

    o   Return of profits;

    o Civil penalties for the person who committed the violation (which would, under normal circumstances, be the employee and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefited; and

    o Civil penalties for Brown Capital (and other persons, such as managers and supervisors, who are deemed to be controlling persons) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Statement can be expected to result in serious sanctions being imposed by Brown Capital, including dismissal of the person(s) involved.

Basic Concepts of Insider Trading. The four critical concepts in insider trading cases are: (1) whether a duty to refrain from such trading exists, based either upon a pre-existing fiduciary duty or a misappropriation theory; (2) the "materiality" of the information involved; (3) whether the information involved is "insider information," that is, non-public; and (4) whether the person involved is deemed to have possession of the involved information. Each concept is discussed briefly below.

FIDUCIARY DUTY/MISAPPROPRIATION. The United States Supreme Court has ruled that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation's shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance.

The concept of who constitutes an "insider" is broad it includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's, purpose. Any person may become a temporary insider of a company if he or she advises the company or provides other services, provided the company expects such person to keep any material, non-public information disclosed confidential.

Apart from the breach of a duty discussed above, other court decisions now hold that under a "misappropriation" theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly; or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory.

THE SITUATIONS IN WHICH A PERSON CAN TRADE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION WITHOUT BREACHING A DUTY ARE SO COMPLEX AND UNCERTAIN THAT THE ONLY SAFE COURSE IS NOT TO TRADE, TIP OR RECOMMEND SECURITIES WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION.

MATERIALITY. Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have actually changed an investors decision to buy or sell rather, it is enough if a reasonable investor would consider it important in reaching his or her investment decision - that is, the investor would attach actual significance to the information in the total mix of data considered when making his or her investment decision. It is impossible to make a complete catalog of all "material" information, but the following recurring types of events are illustrative of what is considered material: significant mergers or acquisitions, stock splits, adoption of a dividend policy or changes in dividends, major increases or decreases in revenues or profits not previously announced, changes in key senior executives, and important new contracts, products or services.

        Resolvlnq Close Cases. The Supreme Court has held that, in close cases doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgment regarding materiality may be reviewed by a court or the SEC with the 20-20 vision of hindsight.

        Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

        Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

NON-PUBLIC VS. PUBLIC INFORMATION. Any information that is not "public" is deemed to "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is-considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

        Disclosure to News Services and National Papers. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services, (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

        Local Disclosure. An announcement by an issuer in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

        Information in SEC Reports. Information contained in reports filed with the SEC will be deemed to be public.

        Information in Brokerage Reports. Information published in bulletins reports disseminated by brokerage firms will, as a general matter, be deemed to be public.

        If Brown Capital itself is in possession of material, non-public information with respect to a security before such information is disseminated to the public (i.e., such as being disclosed in one of the public media described above), Brown Capital and its employees must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated.

CONCEPT OF POSSESSION. It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence merely while in possession of material, non-public information regarding the security trading on the basis of the material, non-public information is not required to be found guilty of insider trading. To illustrate the problems created by the use of this expansive "possession" standard, as opposed to the more narrow "caused" standard, note that if the investment committee to a Brown Capital mutual fund were to obtain material, non-public information about-one of its portfolio companies, that fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

TENDER OFFERS. Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities which are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty under no circumstances should you trade in securities while in possession of material, non-public information regarding a potential tender offer.

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION

Whenever an employee comes into possession of material, nonpublic information regarding a public company, he or she should immediately contact the compliance Officer and refrain from disclosing the information to anyone else, including other persons within Brown Capital, unless specifically advised to the contrary.

Specifically, employees may not:

    o Trade in securities to which the material, non-public information relates;

    o   Disclose the information to others; or

    o Recommend purchases or sales of the securities to which the information relates.

If the Compliance Officer determines that the information is material and non-public it will decide whether or not to place the Security on a restricted list of securities (the "Restricted List") in order to prohibit trading in the security by both clients and employees. The Restricted List is highly confidential and should, under no circumstances, be disseminated to anyone outside Brown Capital. THE INCLUSION OF A COMPANY ON THE RESTRICTED LIST MEANS ONLY THAT BROWN CAPITAL HAS DETERMINED THAT TRADING IN THAT ISSUER'S SECURITIES IS PROHIBITED. IT DOES NOT MEAN THAT BROWN CAPITAL PERSONNEL ARE FREE TO TRADE IN OTHER SECURITIES. ALL SECURITIES TRANSACTIONS ARE SUBJECT TO THE SECURITIES TRANSACTIONS STATEMENT INCLUDED ELSEWHERE IN THIS CODE.

EDUCATION PROGRAM. While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to companies considered for investment by clients Is greater than that of other employees, it is imperative that all employees have a full understanding of this Insider Trading Statement.

To insure that all employees are properly informed of and understand Brown Capital's policy with respect to insider trading, the following program has been adopted.

        Initial Review for New Employees. All new employees will be given a copy of this insider Trading Statement at of their the time employment and will be required to certify that they have read it. The Compliance Officer will review the Insider Trading Statement with each new research analyst, counselor and trader at the time of his/her employment.

        Distribution of Revised Insider Trading Statement. Any time this Insider Trader Statement is revised, copies will be distributed to all employees.

QUESTIONS. If you have any questions with respect to the interpretation or application of this Insider Trading Statement, you are encouraged to discuss them with your immediate supervisor or the Compliance Officer.